Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-184561-01, 333-184562-01, 333-180781, and 333-173185) and Registration Statements on Forms S-8 (Nos. 333-185440, 333-177004, 333-160527, 333-155441, and 333-148299) of our report dated February 28, 2014, except for the matter described in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is January 8, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in this Form 10K/A.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
January 8, 2015